UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

November 30, 2017

Date of Report (Date of earliest event reported)

PLYMOUTH INDUSTRIAL REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

MARYLAND	001-38106	27-5466153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Franklin Street, 6th Floor

Boston, MA 02110

(Address of Principal Executive Offices) (Zip Code)

(617) 340-3814

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 1.01	Entry Into a Material Definitive Agreement.

On November 30, 2017, certain indirect subsidiaries (the “Borrowers”) of Plymouth Industrial REIT, Inc. (the “Company”) entered into a loan agreement (the “Loan Agreement”) with Special Situations Investing Group II, LLC, as lender and agent, which provides for a loan of $79.8 million, bearing interest for the first year at a rate per annum equal to LIBOR plus 3.10% (currently 4.35%) and for the second year at a rate per annum equal to LIBOR plus 3.35%. The Loan Agreement matures in November 2019 and has one, 12-month extension option, subject to certain conditions. The borrowings under the Loan Agreement are secured by first lien mortgages on all of the properties owned by the Borrowers. In addition, the obligations under the Loan Agreement are guaranteed by the Company and Plymouth Industrial OP, LP, its operating subsidiary.

The Loan Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, dispositions of assets and transactions with affiliates. The Loan Agreement also contains financial covenants that require the Borrowers to maintain a minimum ratio of net cash flow (less management fees) to the outstanding principal balance under the loan agreement of at least 9.0%.

In the event of a default by the Borrowers, the agent may declare all obligations under the Loan Agreement immediately due and payable and enforce any and all rights of the lender or the agent under the Loan Agreement and related documents.

A copy of the Loan Agreement is attached to this current report on Form 8-K as Exhibit 10.1 and is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the Loan Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Loan Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets

On November 30, 2017, the Company completed the previously announced acquisition of 15 industrial properties with approximately 3.0 million of rentable square fee located in the Chicago area for an aggregate purchase price of $99.75 million, consisting of $19.75 million in cash and $79.8 million funded from borrowings under the Loan Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

The press release related to matters described above is attached hereto as Exhibit 99.1.

Such information is furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.1	Loan Agreement, dated as of November 30, 2017, by and among Special Situations Investing Group II, LLC, as lender and agent, and the Borrowers listed therein.
99.1	Closing Press Release dated December 4, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLYMOUTH INDUSTRIAL REIT, INC.

Date: December 4, 2017	By:	/s/ Jeffrey E. Witherell
Jeffrey E. Witherell
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan Agreement, dated as of November 30, 2017, by and among Special Situations Investing Group II, LLC, as lender and agent, and the Borrowers listed therein.
99.1	Closing Press Release dated December 4, 2017